Exhibit 99.1

   Sport Supply Group Announces Fiscal 2004 Third Quarter Results;
               Net Income increases to $.6 million from
                   prior year loss of $2.4 million

    DALLAS--(BUSINESS WIRE)--Feb. 11, 2004--Sport Supply Group, Inc. (OTCBB:SSPY), a leading institutional sporting goods distributor, today announced results for the three and nine months ended December 26, 2003.
    Revenues were $14.7 million for the quarter and $59.7 million for the nine months ended December 2003, remaining relatively unchanged from the prior year periods. Gross profit, as a percentage of revenues, declined to 25.5% and 26.8% from 25.9% and 28.4% for the three and nine months ended December 2003 and December 2002, respectively. This decline was primarily due to aggressive competitive pricing and increased costs associated with freight and import expenses. Net income increased substantially to $581,000 from a loss of $2.4 million in the same period a year ago. The increase in net income was due to a gain realized from the sale of Athletic Training Equipment Company, Inc., the Company's wholly owned subsidiary ("ATEC"). Earnings per share were $0.07 for the quarter compared to a loss per share of $0.26 for the same quarter last year with year to date earnings per share rising to $0.05 compared to a loss per share of $1.07 last year.
    During the December 2003 quarter, the Company substantially restructured its operations by discontinuing or selling certain of its team dealer operations and selling ATEC. The discontinuance and related sales of these operations resulted in a $3.2 million gain on discontinued operations for the quarter ended December 2003 and a year-to-date gain of approximately $3.0 million. The prior year to date period reflects a one-time, $7.4 million non-cash charge from the cumulative effect of accounting change associated with implementing Financial Accounting Standards Board Statement 142 (Accounting for Goodwill and Other Intangible Assets).
    Geoffrey P. Jurick, Chairman & Chief Executive Officer of Sport Supply Group stated, "We are pleased to have sold ATEC as well as the various team dealer locations. These restructuring efforts were critical in improving SSG's balance sheet strength and liquidity in addition to allowing us to more directly focus on our core business."
    Commenting further, Mr. Jurick stated, "As evidenced by the reduction in debt of approximately $10 million, SSG is clearly in a better position to address its competitive business environment."
    SSG also announced that it has changed its fiscal year-end to March 31. Previously, SSG maintained a 52/53 week fiscal year ending on the last Friday in March of each year. SSG will now maintain a fiscal year beginning on April 1 of each year and ending on March 31 the following year. In connection with this change, SSG will now maintain fiscal quarters ending on June 30, September 30, December 31 and March 31 of each year. Consequently, the quarter ending June 30, 2004 will include the transition period from March 27, 2004 through March 31, 2004.
    Sport Supply Group is a leading direct marketer and B2B e-commerce supplier of sporting goods equipment to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use the Company's products.
    For more information about Sport Supply Group or to sign up as an associate for your organizations own on-line sporting goods store, please visit www.sportsupplygroup.com.

    This news release, other than the historical information, consists of forward looking statements that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Reports on Form 10-K and Form 10-Q. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially.



               SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                      Three Months Ended         Nine Months Ended
                    December     December     December     December
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
Net revenues       $14,725,593  $15,126,330  $59,704,979  $58,711,581
Cost of sales       10,978,003   11,215,159   43,723,052   42,054,673
                   ------------ ------------ ------------ ------------
Gross profit         3,747,590    3,911,171   15,981,927   16,656,908
Selling, general &
  Administrative
   expenses          6,205,269    6,135,731   18,215,298   18,938,253
                   ------------ ------------ ------------ ------------
Operating loss      (2,457,679)  (2,224,560)  (2,233,371)  (2,281,345)
Interest expense      (116,435)    (134,417)    (413,476)    (445,817)
Other income, net        2,050       19,960        4,412       15,898
                   ------------ ------------ ------------ ------------
Loss from
 continuing
 operations
  Before income tax
   and cumulative
  Effect of
   accounting
   change           (2,572,064)  (2,339,017)  (2,642,435)  (2,711,264)
 Provision for
  income taxes
  for continuing
   operations               --     (111,485)          --           --
                   ------------ ------------ ------------ ------------
Loss from
 continuing
 operations         (2,572,064)  (2,450,502)  (2,642,435)  (2,711,264)
Discontinued
 operations, net of
 tax                 3,153,327       91,693    3,048,483      584,400
Cumulative effect
 of accounting
 change                     --           --           --   (7,442,432)
                   ------------ ------------ ------------ ------------
Net income (loss)     $581,263  $(2,358,809)    $406,048  $(9,569,296)
                   ============ ============ ============ ============

Basic earnings
 (loss) per share:
  Loss from
   continuing
   operations           $(0.29)      $(0.27)      $(0.30)      $(0.30)
  Discontinued
   operations             0.36         0.01         0.35         0.06
  Cumulative effect
   of accounting
   change                 0.00         0.00         0.00        (0.83)
                   ------------ ------------ ------------ ------------
  Basic earnings
   (loss) per share      $0.07       $(0.26)       $0.05       $(1.07)
                   ============ ============ ============ ============

Diluted earnings
 (loss) per share:
  Loss from
   continuing
   operations           $(0.29)      $(0.27)      $(0.30)      $(0.30)
  Discontinued
   operations             0.36         0.01         0.35         0.06
  Cumulative effect
   of accounting
   change                 0.00         0.00         0.00        (0.83)
                   ------------ ------------ ------------ ------------
  Diluted earnings
   (loss) per share      $0.07       $(0.26)       $0.05       $(1.07)
                   ============ ============ ============ ============

Weighted average common
 shares outstanding
  Basic              8,917,244    8,917,244    8,917,244    8,917,244
  Diluted            8,924,101    8,917,244    8,925,208    8,917,244



               SPORT SUPPLY GROUP, INC. AND SUBSIDIARIES
                  CONSOLIDATED SUMMARY BALANCE SHEETS
                              (UNAUDITED)

                                    December 26, 2003  March 28, 2003
                                    ----------------- ----------------
Cash and cash equivalents                  2,643,132        2,142,302
Accounts receivable                        8,586,945       20,245,675
Inventory                                 17,670,670       19,564,314
Other current assets                       2,596,355        2,102,125
                                    ----------------- ----------------
    Total current assets                  31,497,102       44,054,416
Plant, property and equipment              7,106,165        8,519,936
Other assets                               6,438,313        9,421,287
                                    ----------------- ----------------
    Total assets                          45,041,580       61,995,639
                                    ----------------- ----------------

Current liabilities                        9,688,363       16,338,359
Long term debt                             6,901,642       17,611,753
Stockholder's equity                      28,451,575       28,045,527
                                    ----------------- ----------------
    Total liabilities and equity          45,041,580       61,995,639
                                    ----------------- ----------------


    Please refer to our Form 10-Q as filed with the SEC for more in depth financial and company information.

    CONTACT: Sport Supply Group, Inc.
             Bob Mitchell, 972-484-9484